Exhibit 99.1

For Immediate Release

Lipocine Announces $10 Million Loan and Security Agreement with Silicon Valley Bank

SALT LAKE CITY, UT, February 8, 2018 – Lipocine Inc. (NASDAQ: LPCN), a specialty pharmaceutical company, announced the receipt of $10.0 million in January 2018 by means of a Loan and Security Agreement between the Company and its wholly owned subsidiary, Lipocine Operating Inc., and Silicon Valley Bank (“SVB”), the bank of the world’s most innovative companies and their investors, dated January 5, 2018.

"This debt facility strengthens our balance sheet and provides increased flexibility to execute on our corporate strategy and provide funding through important milestones,” said Morgan Brown, Executive Vice President and Chief Financial Officer of Lipocine.

"Silicon Valley Bank is pleased to establish a relationship with Lipocine in support of its development efforts to bring TLANDO™ and other drug candidates to market,” said Igor DaCruz, Vice President at Silicon Valley Bank. "Our goal is to bring the right financing, connections and services to Lipocine as they execute on their mission to develop and commercialize innovative pharmaceutical products for use in men’s and women’s health.”

For further details on the terms of the loan, refer to the Form 8-K filed by Lipocine with the SEC on January 5, 2018.

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men's and women's health using its proprietary drug delivery technologies. Lipocine's clinical development pipeline includes three development programs TLANDO, LPCN 1111 and LPCN 1107. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate, is designed to help restore normal testosterone levels in hypogonadal men. TLANDO was well tolerated and met the primary efficacy end-points in Phase 3 testing with twice daily dosing and is currently under FDA review. LPCN 1111, a novel oral prodrug of testosterone, originated and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing and is currently in Phase 2 testing. LPCN 1107 is potentially the first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth, is currently in Phase 2 testing and has been granted orphan drug designation by the FDA. For more information, please visit www.lipocine.com.

About Silicon Valley Bank

For 35 years, SVB has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at www.svb.com.

Forward-Looking Statements

This release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding Lipocine's product candidates and its ability to execute on its corporate strategy. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that the FDA will not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including that the FDA will determine there are deficiencies in our resubmitted NDA, the receipt of regulatory approvals, the results and timing of clinical trials, patient acceptance of Lipocine's products, the manufacturing and commercialization of Lipocine's products, and other risks detailed in Lipocine's filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

mb@lipocine.com

Investors:

Hans Vitzhum

Phone: (646) 597-6979

hans@lifesciadvisors.com